GLOBAL MEDIUM - TERM NOTES, SERIES I Senior Notes Morgan Stanley Finance LLC GLOBAL MEDIUM - TERM NOTES, SERIES A Senior Notes Fully and Unconditionally Guaranteed by Morgan Stanley Index Supplement – Morgan Stanley Amplitude Index TM Information For a summary of the Morgan Stanley Amplitude Index TM , see “Summary of the Index” on page 11. Investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 21 and in the relevant preliminary terms or pricing supplement, the accompanying product supplement and the accompanying prospectus. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this index supplement, the accompanying product supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank. MORGAN STANLEY INDEX SUPPLEMENT – Filed Pursuant to Rule 424(b)(2) MORGAN STANLEY AMPLITUTDE INDEX TM Registration Statement No. 333 - 293641 (To Prospectus dated April 8, 2026) 333 - 293641 - 01 June 30, 2026

Morgan Stanley Amplitude Index TM Diversified Global Portfolio Dynamic Allocation 5% Volatility Risk Control A multi - asset index that allocates to equities, fixed income, commodities, and a liquid alternatives sleeve. Morgan Stanley Bloomberg Ticker: MSAMP5 Index

Table of Contents Morgan Stanley Amplitude Index TM Overview ..….. ..…………….….… … .. …… 4 Diversified Global Portfolio …………………………………………….… ……… …… 5 Dynamic Allocation …… ………………………….... ……………………… ………… ..6 Liquid Alternatives: Diversification Engine ..... ........ ………………… ………… . . 8 5% Volatility Risk Control ... . …………………..…………………… …………….. . 9 Index Performance (Simulated and Actual) …...…..…. …… ………… ……… 10 Summary of the Index …………… ……………………….………. ………… ……… 11 Risk Factors ……… …………………… ……… ……..….……………… … ………… … 21 Important Information and Qualifications …..…... .. ………………………28

3 Morgan Stanley Amplitude Index TM Overview 1 Diversified Global Portfolio The Index allocates across four asset classes — Equities, Fixed Income, Commodities, and a Liquid Alternatives sleeve through the use of rolling futures contracts. 2 Dynamic Allocation The Index uses Mean - Variance Optimization (MVO) to actively adjust its investments to seek highest expected returns for a given level of risk. It generally increases exposure to assets with recent positive performance, while decreasing allocation to recent laggards, subject to certain constraints. 3 5% Volatility Risk Control The Index targets 5% annualized volatility by adjusting its allocation on an end - of - day basis. A Risk Mitigation Multiplier is intended to further de - leverage the Index from all of its constituents when recent Index performance is weak. This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The in formation contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary cap aci ty. The Morgan Stanley Amplitude Index TM (MSAMP 5 ) (hereafter referred to as the "Index") seeks to provide risk - managed exposure to Equities, Fixed Income, Commodities, and a Liquid Alternatives sleeve through the use of rolling futures contracts . The Index targets 5 % annualized volatility with the use of leverage (up to 125% ), and deducts transaction and access costs associated with its components in addition to a 0 . 65 % per annum index fee* . *For the period from June 1, 2012 to January 5, 2026 (based solely on hypothetical back - tested data), the Index’s total fees ave raged approximately 1.4% per annum. The total fees on a going - forward basis may differ, perhaps materially, from this figure. 4

Morgan Stanley

Diversified Global Portfolio

Index Allocations are distributed amongst four different asset classes with the following characteristics:


Equities
Growth Potential
Fixed Income+
Income Stability
Commodity
Inflation Hedge
Liquid Alternative
Diversifying Returns

Asset Class	Role in Portfolio
Equities	Index provides exposure to Developed Market Equities, namely the US, Eurozone, and Japan. US Equities have a minimum allocation of 10%.
Fixed Income+	Index provides exposure to Developed Market Government Bonds (US, Europe, and Japan) and U.S. Dollar. Allocation to each government bond is reduced when local inflation is higher than bond yields.
Commodities	Index provides exposure to a diversified basket of commodities, including Gold.
Liquid Alternatives	Index aims for additional diversification through allocation to an alternatives sleeve which has historically shown low correlation with the other index subcomponents.

List of Assets and Historical Average Allocation

Asset Class	Description	Allocation Cap	Average Historical Allocation
Equities	US Large Caps Equities	30%	8.0%
	US Tech Equities	30%	9.3%
	Eurozone Equities	20%	3.7%
	Japan Equities	20%	6.3%
		Total	*27.3%*
Fixed Income+	10-Year US Treasury Note	60%	5.9%
	10-Year Euro Bund	40%	7.4%
	10-Year Japanese Bond	40%	3.3%
	US Dollar Index	20%	9.9%
		Total	*26.6%*
Commodities	Gold	30%	7.6%
	Diversified (BCOM)	20%	4.7%
		Total	12.3%
Alternatives	Liquid Alternatives	20%	*18.8%*

Source for all exhibits contained herein : Morgan Stanley Sales & Trading. Data as of May 12, 2026. The Index Live Date is Jan 5, 2026. All data prior to the Index Live Date is simulated.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

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Dynamic Allocation

The Index exposure adjusts daily to price trends. It follows a dynamic asset allocation mechanism to modulate weight within the diversified portfolio:

MEAN-VARIANCE OPTIMIZATION

The Index employs mean-variance optimization to identify portfolios with the highest estimated expected return across multiple recent time windows, for a target risk of 5%.

MULTI-TIMEFRAME MOMENTUM

The time windows considered for measuring return and risk span approximately 1/2/3/6/9/12 months – the signal is averaged across these in order to balance between short-term reactivity and long-term stability

TREND FOLLOWING

Through this technique, the Index allocates higher risk budget to assets with recent outperformance and less to assets with recent underperformance

LEVERAGE LIMITS

There are caps and floors on each asset and asset class, and a maximum leverage of 125% in the Index

Historical Allocation by Asset Class


125%
100%
75%
50%
25%
0%
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Equity
Gov't Bond
U.S. Dollar
Commodity
Liquid Alternative

	Equity	Gov't Bond	U.S. Dollar	Commodity	Liquid Alternatives
Historical Avg Allocation	27.20%	16.70%	9.90%	12.30%	18.80%

Source for all exhibits contained herein : Morgan Stanley Sales & Trading. Data as of May 12, 2026. The Index Live Date is Jan 5, 2026. All data prior to the Index Live Date is simulated.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

6

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy . This material was not prepared by the Morgan Stanley Research Department . Please refer to important information and qualifications at the end of this material . The information contained herein does not constitute advice . Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity . 0% 25% 50% 75% 100% 125% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 US Large Cap US Tech Eurozone Equity Japan Equity U.S. Treasury Euro Bund Japanese Bond Gold Dollar Diversified Commodity Liquid Alternative Liquid Alternative Diversified Commodity Dollar Gold Japanese Bond Euro Bund U.S. Treasury Japan Equity Eurozone Equity US Tech US Large Cap 18.80% 4.70% 9.90% 7.60% 3.30% 7.40% 5.90% 6.30% 3.70% 9.30% 8.00% Historical Average 0 1 0% 10% 20% 30% 40% 50% 60% Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 Jan-15 Jan-16 Jan-17 Jan-18 Jan-19 Jan-20 Jan-21 Jan-22 Jan-23 Jan-24 Jan-25 Jan-26 U.S. Treasury Weight Signal - RHS Illustration of Fixed Income Risk - off Signal on US Treasuries Historical Allocation by Asset Source for all exhibits contained herein : Morgan Stanley Sales & Trading. Data as of May 12, 2026. The Index Live Date is Ja n 5 , 2026. All data prior to the Index Live Date is simulated. Dynamic Allocation 7 Fixed Income Risk - Off Signal Within the final portfolio allocation, government bond exposure is reduced to zero when bonds are deemed unattractive, such as when local inflation or short - term rates exceed the local bond yield. This mechanism is designed to reduce bond exposure during inflationary regimes. The Index seeks to reallocate risk toward assets that may be better positioned in such environments. Index allocation to government bonds is determined with the following characteristic:

Morgan Stanley

Liquid Alternatives: Diversification Engine

The Liquid Alternatives sleeve seeks to deliver uncorrelated returns through a diversified set of systematic strategies implemented via liquid futures.

DIVERSIFICATION BENEFITS
Low correlation to traditional asset classes make this component an effective diversifier within a multi-asset portfolio

NEW EXPOSURES
Access to broad opportunity sets beyond equities and government bonds via long short strategies

MULTI-ASSET RESILIENCE
Seeks to provide stability and potential performance when traditional assets classes lag


Liquid
ALTERNATIVES
INTRADAY TREND
CROSS ASSET VALUE
COMMODITY CURVE

Liquid Alternatives: Composition

INTRADAY TREND

EQUITY INTRADAY MOMENTUM

seeks to implement a systematic approach intended to profit from strong downward price momentum that may develop during the trading day in equity markets. This strategy is defensive by nature. The short positions are closed end-of-day and are not carried to the next day.

VALUE

CROSS ASSET VALUE

seeks to implement a "value" approach (across equities, fixed income and commodities) by selling traditionally overvalued assets with very high-upside but low probability and buying underappreciated assets to benefit from price reversals

COMMODITY CURVE

COMMODITY CURVE CARRY

aims to earn returns from the shape of commodity futures curve over time, monetizing supply and demand differences at either end of the futures curve

Historical & Backtested Correlations

Correlation of Liquid Alternatives vs. Major Asset Classes

Historical Correlations	S&P 500	10Y US Treasury	Gold	Dollar
Liquid Alternatives	15.6%	4.1%	9.3%	-3.9%

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

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Morgan Stanley

5% Volatility Risk Control

The Index has a Daily Volatility Target, with a Risk Mitigation Multiplier.

1. 5% VOLATILITY TARGETING

- The basket of sub-components is assigned a leverage multiplier to target the volatility risk equal to 5% annualized volatility on a daily basis, subject to a leverage cap of 125%
- The volatility of the basket is measured over rolling realized windows and the maximum of volatilities over a long and short window is chosen for leverage calculation

2. Risk Mitigation Multiplier

- Index has an additional de-leveraging mechanism, designed to reduce allocation further if recent performance is weak
- On a given day this means the index allocation can be lower than its volatility target requirement, with the goal of de-risking the portfolio in the context of recent negative momentum

3. Costs and Index Fee

- Index Level is computed net of transaction and access costs for each component, as well as a 0.65% per annum index fee deducted from daily performance

Illustrative Example of Volatility Targeting


1. VOLATILITY IS LOW: 3%
125%
100%
50%
0%
Max Exposure 125%
Basket Exposure 125%
Cash 0%
2. VOLATILITY AT TARGET: 5%
125%
100%
50%
0%
Max Exposure 125%
Basket Exposure 100%
Cash 0%
3. VOLATILITY IS HIGH: 10%
125%
100%
50%
0%
Max Exposure 125%
Cash 50%
Basket Exposure 50%

Rolling Realized Volatility (measured over rolling 6 months)


9%
7%
5%
3%
1%
May-12
May-13
May-14
May-15
May-16
May-17
May-18
May-19
May-20
May-21
May-22
May-23
May-24
May-25
5% Target

Source for all exhibits contained herein : Morgan Stanley Sales & Trading. Data as of May 12, 2026. The Index Live Date is Jan 5, 2026. All data prior to the Index Live Date is simulated.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

9

Index Performance (Simulated and Actual) * Note on Simulated Returns : Back - testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between May 31 , 2012 to Jan 5 , 2026 , prior to its actual existence . The results obtained from such “back - testing” should not be considered indicative of the actual results that might be obtained from an investment or a product linked to the Index . The actual performance of the Index may vary significantly from the results obtained from back - testing . Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back - tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance . Morgan Stanley provides no assurance or guarantee that any product linked to the Index will operate or would have operated in the past in a manner consistent with these materials . Calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison . Past performance (actual or simulated) is not necessarily indicative of future results . Source: Morgan Stanley Sales & Trading, Bloomberg. From May 31, 2012 to May 12, 2026. Trailing data as of May 12, 2026. The Index Live Date is Jan 5, 2026. All data prior to the Index Live Date is simulated. Trailing returns are annualized returns. This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy . This material was not prepared by the Morgan Stanley Research Department . Please refer to important information and qualifications at the end of this material . The information contained herein does not constitute advice . Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity . The MSAMP 5 Index provides exposure to a multi - asset basket using a momentum - based allocation . Source: Bloomberg, Morgan Stanley Sales & Trading. Past Performance is not an indication of future performance. * Annualized returns over those trailing periods. ** The Sharpe Ratio is the volatility - adjusted performance of the Index. It represents returns received per unit of risk. *** Maximum Drawdown refers to the largest observed down move from a peak to a trough of the Index over a given period. Maximum Drawdown*** Sharpe Ratio** Annualized Volatility Return Year - 3.46% 0.98 4.5% 4.4% 2012 - 4.21% 2.01 4.8% 9.7% 2013 - 3.36% 1.64 4.6% 7.5% 2014 - 5.81% - 0.14 4.1% - 0.6% 2015 - 5.70% 0.70 3.8% 2.7% 2016 - 3.20% 2.22 4.3% 9.5% 2017 - 6.01% - 0.49 4.5% - 2.2% 2018 - 6.31% 2.18 3.7% 8.1% 2019 - 5.20% 1.24 4.7% 5.8% 2020 - 2.91% 1.37 5.5% 7.6% 2021 - 3.28% 0.19 3.6% 0.7% 2022 - 3.05% 1.21 3.9% 4.7% 2023 - 4.18% 1.70 5.0% 8.6% 2024 - 4.43% 1.44 5.2% 7.5% 2025 - 3.78% 0.36 5.3% 1.9% 2026 YTD - 6.31% 1.16 4.6% 5.36% Trailing 10Y* - 6.31% 1.12 4.8% 5.41% Trailing 5Y* - 3.28% 1.41 5.1% 7.23% Trailing 3Y* - 3.05% 1.98 4.9% 9.63% Trailing 1Y* 80 100 120 140 160 180 200 220 May-12 May-13 May-14 May-15 May-16 May-17 May-18 May-19 May-20 May-21 May-22 May-23 May-24 May-25 MSAMP5 Index Since Live 10

Summary of the Index The Morgan Stanley Amplitude Index TM (the “Index”) was developed and is maintained and calculated by Morgan Stanley & Co. LLC (“MS & Co”). The Index was established by MS & Co. on January 5, 2026 and employs a rules - based strategy to construct and track the performance of a notional multi - asset portfolio. In addition, the strategy imposes an overall volatility - targeting feature and a risk - mitigation multiplier - adjustment mechanism upon the resulting portfolio. The Index measures the performance of a base index (the “Base Index”) that consists of long positions in up to 11 indices, representing global equities, fixed income securities, commodities and a liquid alternatives component, each as described further below (collectively, the “Index Components”). The Index aims to track the positive price momentum in the Index Components, subject to the following limitations: (i) at the Base Index level, the Index constructs portfolios of the Index Components subject to the following constraints for each specified look - back period: (a) expected volatility of the portfolio must be less than or equal to 5%; (b) minimum aggregated assigned weights for certain asset classes, maximum aggregated assigned weights for each of the asset classes and maximum individual assigned weights for all Index Components, as specified in the table under “Index Components” below; (c) any Index Component in the Fixed Income asset class will be assigned a weight of 0% in the Index if its carry signal is less than or equal to zero; and (d) the aggregated weight of all the Index Components must be less than or equal to 100% (see “Composition of the Base Index and Calculation of the Base Index Level” below); (ii) the Index then adjusts exposure to the Base Index to the extent that the realized volatility of the Base Index deviates from a volatility level of 5%, resulting in a volatility target index (the “Volatility Target Index”) (see “Volatility Targeting” be low ); and (iii) the Index then further adjusts exposure to the Volatility Target Index based on whether or not it has exhibited negative price momentum (see “Risk - Mitigation Multiplier - Adjustment Mechanism” below). In addition, the Index incurs the following fees: (i) a fee of 0.65% per annum is deducted from the Index level on a daily basis; (ii) an aggregate cost for each Index Component, which reflects the sum of a transaction cost to rebalance the Index Components in the Index and a margin cost to hold the Index Components in the Index; and (iii) additional fees are incurred with respect to the Index Components and their components, as specified under “Index Components” below. For the period from June 1, 2012 to January 5, 2026 (based solely on hypothetical back - tested data), the Index’s total fees averaged approximately 1.4% per annum. The total fees on a going - forward basis may differ, perhaps materially, from this figure. The fees will reduce the performance of the Index, offsetting any positive performance of the Index or exacerbating any negative performance. Index Components The Index allocates its exposure among the following Index Components, each of which is described further below. As indicated in the table below, certain Index Components and asset classes are subject to minimum and/or maximum weight constraints (as further described under “Composition of the Base Index and Calculation of the Base Index Level” below). In addition, as specified in the table below, the Index Components incur transaction costs and/or margin costs (as further described under “Calculation of the Index Level” below). 11

Description of Index Components The rows shaded in grey above represent the Index Components that are referred to as “Rolling Futures Indices” for purposes of the following description. The Rolling Futures Indices are comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, gold and the U.S. dollar. As the futures contracts that compose each Rolling Futures Index approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in April may specify a June expiration. As the June expiration date approaches, the contract expiring in June is replaced by a contract that expires in August. This is accomplished by selling the June - expiring contract and purchasing the August - expiring contract. This process is referred to as “rolling.” Excluding other considerations, if the market for the underlying futures contracts is in “contango,” where the prices are higher in the distant expiry months than in the nearer expiry months, the purchase of the August contract would take place at a price that is higher than the price of the June contract, thereby creating a negative “roll yield.” Many of the relevant asset classes have historically exhibited contango markets. The presence of contango in the relevant markets could adversely affect the values of the Rolling Futures Indices and, therefore, the level of the Index. The Rolling Futures Indices have all been developed by MS & Co. and will be calculated and published by MS & Co. The Bloomberg Commodity IndexSM (the “BCOM Index”) is currently composed of 24 exchange - traded futures contracts on 24 physical commodities and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the underlying commodity index. The value of the BCOM Index is computed on the basis of hypothetical investments in the basket of commodities that make up the BCOM Index. The BCOM Index is a proprietary index that is calculated by Bloomberg Finance L.P. (“Bloomberg”). The methodology for determining the composition and weighting of the BCOM Index and for calculating its value is subject to modification by Bloomberg at any time. The MS Fixed Weight Basket SR Strategy (the “MSCBRQIS Index”) reflects the notional performance of a fixed weighted basket (totaling 300%), resulting in leveraged exposure to the basket as a whole, that consists of the below components (the “Sub - Indices”), each of which is further described below. As indicated in the table below, the MSCBRQIS Index incurs a trading cost with respect to the MSCB60BR Index and the MSSKEWXR Index when exposure is adjusted to achieve the applicable target weight on a rebalancing date. In addition, the MSCB60BR Index incurs a per annum running fee as specified below. 12

Morgan Stanley

Sub-Index	Ticker	Index Component Currency	Basket Weights	Trading Cost (per transaction)	Running Cost (per annum)
MSCB60BR - BCOM F6 Long and BCOM F0 Short with Beta Adjusted Weight Index	MSCB60BR	USD	100%	0.02%	0.50%
Morgan Stanley Cross Asset Skewness Series R Index	MSSKEWXR	USD	100%	0.05%	0%
Morgan Stanley US Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3ES	USD	25%	*	0%
Morgan Stanley Non-Financial US Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3NQ	USD	25%	*	0%
Morgan Stanley Europe Blue-Chip Short-Only Intraday Momentum Series 3 Index	MSCBR3VG	EUR	25%	*	0%
Morgan Stanley Japan Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3NK	JPY	25%	*	0%

*The costs associated with these Sub-Indices are set forth under the "Intraday Trend Index" table below.

The MSCB60BR - BCOM F6 Long and BCOM F0 Short with Beta Adjusted Weight Index (the "MSCB60BR Index") aims to capture the relative performance between the BCOM Index (as described above) and the Bloomberg Commodity Index 6 Month Forward (the "BCOMF6 Index") by taking a short position in the BCOM Index and a long position in the BCOMF6 Index. The BCOMF6 Index is a forward-month version of the BCOM Index that trades longer-dated commodity futures contracts. The BCOMF6 Index follows the methodology of the BCOM Index, except that the futures contracts used for calculating the BCOMF6 Index are advanced, as compared to the BCOM Index, such that the delivery months for the reference contracts are 6 months later than those of the corresponding reference contracts used for the BCOM Index. The futures contracts included in the BCOM Index and the BCOMF6 Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as "short") and acquired by the purchaser (whose position is therefore described as "long"). The MSCB60BR Index will likely underperform when the market for futures contracts shifts from contango, in which futures prices are higher than the spot price, to backwardation, in which futures prices are lower than the spot price. This will make the long position in the further-out contract (the BCOMF6 Index) underperform the near-term contract (BCOM Index). As indicated in the table above, the MSCB60BR Index incurs a trading cost when its exposure is adjusted to achieve the applicable target weight on a rebalancing date, as well as a per annum running cost. The MSCB60BR Index has been developed by Morgan Stanley Capital Group Inc. and will be calculated and published by Morgan Stanley Capital Group Inc.

The Morgan Stanley Cross Asset Skewness Series R Index (the "MSSKEWXR Index") implements a long-short skewness strategy on fifty-eight component indices, each of which is calculated and published by MS & Co., representing equities, fixed income securities and commodities. "Skewness" is a measure of the asymmetry of the distribution of returns. The MSSKEWXR Index will take long positions in the component indices that are negatively skewed, while taking short positions in the component indices that are positively skewed. As indicated in the table above, the MSSKEWXR Index incurs a trading cost when its exposure is adjusted to achieve the applicable target weight on a rebalancing date. Additional fees are incurred with respect to the component indices of the MSSKEWXR Index, including transaction costs associated with rebalancing the weights of each component index and holding costs associated with financing a position in each component index. The MSSKEWXR Index has been developed by MS & Co. and will be calculated and published by MS & Co.

13

The rows shaded in grey in the Sub - Index table above represent the subindices that are referred to as “Intraday Trend Indices” for purposes of the following description. The Intraday Trend Indices seek to capture intraday momentum by initiating a short intraday position if the relevant Underlying Futures (as specified in the table below) are trading below the previous end - of - day prices by more than a specified minimum return threshold. The intraday position is sized proportionally to the intraday price movements and inversely proportional to the daily volatility of the Underlying Futures. All intraday positions are unwound at the end of the day and no exposure is held overnight. The daily return of each Intraday Trend Index is a function of the daily profit or loss from the exposure to the Underlying Futures, reduced by fees that reflect assumed hypothetical transaction costs and risks associated with trading the Underlying Futures position (“Transaction Costs”). The level of an Intraday Trend Index is expected to increase when the intraday exposure is short and the intraday change in the value of the Underlying Futures is negative, subject to the impact of the above - referenced Transaction Costs. The level of an Intraday Trend Index is expected to decrease when the intraday exposure is short and the intraday change in the value of the Underlying Futures is positive, with a further negative impact from the Transaction Costs. The level of each Intraday Trend Index is expressed in the currency of its Underlying Futures. The Underlying Futures and Transaction Cost with respect to each Intraday Trend Index are set forth in the table below. The Intraday Trend Indices have been developed by MS & Co. and will be calculated and published by MS & Co. 14 Composition of the Base Index and Calculation of the Base Index Level On each Index Business Day, the Base Index is calculated and rebalanced. An “Index Business Day” means a day that is not a public holiday for any of the Index Components. The Base Index will allocate its exposure to the Index Components as follows: Composition of the Base Index : The Base Index’s exposure to the Index Components is rebalanced using a mean variance optimization technique, which utilizes the expected return, expected risk and the covariance (meaning, the extent to which the returns of the Index Components move together) of the Index Components to allocate exposure in a manner so as to target the optimal expected risk/return tradeoff. On each Index Business Day, the hypothetical portfolios of Index Components that would have provided the highest estimated expected returns during each of six look - back periods (20 Index Business Days, 40 Index Business Days, 60 Index Business Day, 120 Index Business Days, 180 Index Business Day and 250 Index Business Days) are calculated. The look - back periods are measured from (but excluding) the day which falls 20, 40, 60, 120, 180 and 250 Index Business Days prior to the given Index Business Day. The estimated expected returns are determined by using the natural logarithm return for each Index Component over the relevant look - back period.

Each portfolio is subject to the following constraints for each look - back period: (i) expected volatility of the portfolio (calculated as the square root of the portfolio’s weighted co - variance across all Index Components) must be less than or equal to 5%; (ii) minimum aggregated assigned weights for certain asset classes, maximum aggregated assigned weights for each of the asset classes and maximum individual assigned weights for all Index Components, as specified in the table under “Index Components” above; (iii) any Index Component in the Fixed Income asset class will be assigned a weight of 0% in the Index if its carry signal is less than or equal to zero, as further described below; and (iv) the aggregated weight of all the Index Components must be less than or equal to 100%. If an eligible portfolio with the above - mentioned constraints cannot be found for a given look - back period, the portfolio composition as of the prior Index Business Day is carried forward instead. This results in six hypothetical portfolios of Index Components (one for each look - back period). On each Index Business Day, a target weight is calculated for each Index Component as the average of the weights of such Index Component in the six hypothetical portfolios. Because the MSCBRQIS Index has a fixed weight within the Base Index, its target weight in each eligible portfolio will be set at 20%. When the Index has less than 20 Index Business Days of historical data, the target weight of each Index Component will be fixed at one divided by eleven. When the Index has greater than or equal to 20 Index Business Days but less than 40 Index Business Days of historical data, the target weight of each Index Component will be the weight of such Index Component in the hypothetical portfolio for the look - back period of 20 Index Business Days. When the Index has greater than or equal to 40 Index Business Days but less than 250 Index Business Days of historical data, the target weight of each Index Component will be calculated as the average of the weights of such Index Component in the hypothetical portfolios for the available look - back periods. On each Index Business Day, the weight of each Index Component in the Base Index will equal the average of the target weights for such Index Component over the weight - averaging period related to such Index Business Day. The weight - averaging period for any Index Business Day will be the period from (but excluding) the fifth Index Business Day on which no Adjustment Event (as described below) occurs or is continuing with respect to any Index Component prior to such day to (and including) such day. The weighted basket of Index Components resulting from the application of the weights calculated above represents the Base Index. As a result of the constraints applied in its methodology, the Base Index may include as few as two Index Components and may not include some of the eligible Index Components or asset classes. Carry Signal: A carry signal is determined for each Index Component in the Fixed Income asset class. Carry is a measure that aims to reflect the profits (or losses) of investing in bonds using borrowed money and is based on the difference between the amount of interest received and the funding costs. The carry used in the calculation of the Fixed Income Index Components includes a roll - down return based on an overnight rate, a long - term rate, a short - term rate and a CPI data input, each specified in the table below. The carry signal will be calculated as set forth in the following formulas: 15

*Prior to October 2, 2019, the Overnight Rate Ticker for MSCRFGRX was the EONIA Index. On and after October 2, 2019, the Overnight Rate Ticker for MSCRFGRX changed to the ESTRON Index. Calculation of the Base Index Level: On each Index Business Day, the Base Index Level will equal the product of (i) the Base Index Level from the previous Index Business Day and (ii) one plus the product of (a) weighted average of the returns of each Index Component in the Base Index and (b) the ratio of the FX Rate for the applicable Index Component on the current Index Business Day to the FX Rate for such Index Component on the prior Index Business Day. The FX Rate means, in respect of an Index Business Day and an Index Component, the mid spot rate of exchange between the Reference Currency in respect of an Index Component and the U.S. dollar, as determined by MS & Co. in respect of such Index Business Day by reference to the applicable WMCO fixing spot exchange rate . 16

Volatility Targeting Volatility Control: The Index dynamically adjusts its exposure to the Base Index on a daily basis to target a 5% annualized volatility level, subject to a leverage cap of 125%. The volatility measure used to calculate the Volatility Target Index is based on the higher of two realized volatilities of the Base Index using (i) a short - term “decay factor” of 0.94 giving relatively greater weight to more recent volatilities and (ii) a long - term “decay factor” of 0.97 giving relatively greater weight to older volatilities (the greater of which represents the “Realized Volatility”). In order to calculate the “exponentially weighted” realized variance (which is the square of “exponentially weighted” realized volatility), in addition to other mathematical operations, the relative weight given to the most recent daily observation of variance equals one minus the “decay factor,” while the relative weight given to a term representing the prior calculated “exponentially weighted” realized variance measure equals the “decay factor” (which itself is calculated using the same decay factor for its prior volatility measure, and so on). The Realized Volatility with respect to a particular Index Business Day will equal the square root of the sum of (a) the product of the decay factor multiplied by the square of the Realized Volatility of the Base Index on the immediately preceding Index Business Day and (b) the product of (i) one minus the decay factor, (ii) 252 divided by 5 and (iii) the squared natural logarithm of the level of the Base Index on that Index Business Day divided by the level of the Base Index as of five Index Business Days prior. As a result, a higher “decay factor” gives relatively greater weight to older data. If the Realized Volatility exceeds the Volatility Target of 5%, the allocation to the Base Index will be decreased, with the objective of reducing Index volatility, and if the Realized Volatility is below the Volatility Target, the allocation to the Index may be increased. In each case, the Base Index allocation will generally equal the Volatility Target divided by the Realized Volatility, subject to a maximum of 125%. Under no circumstances will the Index employ exposure of greater than 125% to the Base Index. If the Index’s exposure to the Base Index is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. Once the Index’s exposure to the Base Index is adjusted in accordance with the steps outlined above (resulting in the “Base Strategy Exposure”), the Volatility Target Index is calculated. The Volatility Target Index level is calculated as the product of (i) the Volatility Target Index Level on the preceding Index Business Day and (ii) one plus (a) the product of (1) the Base Strategy Exposure on the preceding Index Business Day and (2) the percent change in the Base Index level from the previous Index Business Day to the current Index Business Day, minus (b) the product of (1) 0.65% and (2) the number of calendar days since the preceding Index Business Day divided by 360. Risk - Mitigation Multiplier - Adjustment Mechanism Following the volatility rebalancing set forth above, if on a rebalancing day the resulting Volatility Target Index level has exhibited negative price momentum, the Index allocations will be adjusted again in order to reduce the Index’s exposure to the Volatility Target Index. Negative price momentum is deemed to occur if, on one or more of the ten Index Business Days preceding such rebalancing day (each, a “measurement day”), the Volatility Target Index level is lower than its level 126 Index Business Days prior to such measurement day. On any rebalancing day, the exposure of the Index to the Volatility Target Index will be based on a weighted percentage of the number of measurement days during which the Volatility Target Index level equals or exceeds its level on the 126th Index Business Day preceding such measurement day, with a value of 1 assigned to each measurement day for which such condition is satisfied and a value of 0.25 assigned to each measurement day for which such condition is not satisfied. The values of 1 and 0.25 assigned in this step are each referred to as a “Risk Mitigation Multiplier.” For example, if the level of the Volatility Target Index on each of the ten measurement days was greater than or equal to its level 126 Index Business Days prior to such measurement day, the Index would be allocated 100% to the Volatility Target Index on such rebalancing day. Conversely, if the level of the Volatility Target Index on each of the ten measurement days was less than its level 126 Index Business Days prior to such measurement day, the Index would be allocated 25% to the Volatility Target Index on such rebalancing day. 17

Calculation of the Index Level The Index’s base value was set to 100 as of June 1, 2012. Thereafter, and on an ongoing basis, the Index is calculated on each Index Business Day. The Index Level will equal (i) the Index Level from the previous Index Business Day multiplied by (ii) one minus the product of (a) a fee of 0.65% and (b) the number of calendar days since the preceding Index Business Day divided by 360 plus (iii) the sum of the product of (a) the quantity of each Index Component held in the Index as of the prior Index Business Day, (b) the change in the level of respective Index Component from the prior Index Business Day to the current Index Business Day and (c) the FX Rate with respect to that Index Component on that Index Business Day minus (iv) the aggregate cost for all Index Components (as described below). Calculation of Aggregate Costs for the Index Components: On each Index Business Day, the aggregate cost for each Index Component will reflect the sum of a transaction cost to rebalance the Index Components in the Index and a margin cost to hold the Index Components in the Index, calculated as follows: the sum of (i) the product of (a) the absolute change in the quantity of the Index Component from the prior Index Business Day to the current Index Business Day, (b) the transaction cost for that Index Component as specified in the table under “Index Components” above, (c) the closing level of that Index Component on that Index Business Day and (d) the FX Rate for the applicable Index Component on that Index Business Day, and (ii) the product of (a) the absolute quantity of the Index Component on the prior Index Business Day, (b) the number of calendar days since the preceding Index Business Day divided by 360, (c) the margin cost for that Index Component as specified in the table under “Index Components” above, (d) the closing level of that Index Component on the prior Index Business Day and (e) the FX Rate for the applicable Index Component on the prior Index Business Day. The sum of the aggregate costs for each Index Component will reflect the aggregate cost for all Index Components . Adjustments, Disruptions and Errors Adjustment Events Each of the following is an “ Adjustment Event ” for the Index: • “ Index Component Disruption Event ” means the occurrence of an event that results in the occurrence of an Index Component Disrupted Day. • “ Disruption Event ” means each of (i) a Change in Law, (ii) a Disappearance or Unavailability Event, (iii) a Price Source Disruption Event and (iv) a Termination of Data License, each as further described below. • “ Force Majeure Event ” means an event or circumstance has occurred beyond the reasonable control of the Index Sponsor (including, without limitation, a systems or IT failure (including, without limitation, a systems breakdown, incomplete or ineffective upgrade, malfunction, malware, virus or other similar circumstances affecting the Index Sponsor’s information technology and related processing systems), fire, flood, building evacuation, natural or man - made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) which directly or indirectly prevents or otherwise affects the determinations of the Index Sponsor and/or the Index Calculation Agent in relation to the Index. • any unusual or unanticipated situation that makes it necessary or appropriate to adjust the Index outside scheduled adjustments and rebalances, including any regulatory, economic or other circumstance that results in the Index Sponsor having to make an adjustment to allow the Index to continue to achieve its objective. Disruption Events Each of the following is a “ Disruption Event ” for the Index: • “ Change in Law ” means there has been a change in applicable law or regulation or the promulgation of or any change in the interpretation of any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation that prevents or will prevent the Index Sponsor and/or the Index Calculation Agent from calculating and/or publishing the Index. • “ Disappearance or Unavailability Event ” means there is ( i ) a permanent discontinuation of trading in an Index Component or (ii) a disappearance or permanent discontinuance or unavailability of an Index Component Value, notwithstanding the status of trading in the relevant Index Component (if applicable), or any other source data required to calculate the Index. 18

• “ Price Source(s) Disruption ” means any Index Component Price Source, Index Component Underlying Price Source, or other source data required to calculate the Index is insufficient, inaccurate or unreliable or not available whether due to temporary or permanent discontinuance or failure of the price source for such data or otherwise, as determined by the Index Calculation Agent. • “ Termination of Data License ” means the occurrence of a termination, revocation or suspension of any third - party license agreement or permission pursuant to which data is supplied to compile or calculate the Index. Definitions “ Index Calculation Agent ” is Morgan Stanley & Co. LLC. “ Index Sponsor ” is Morgan Stanley & Co. LLC. “ Index Component Underlying Price Source ” means, in respect of an Index Component, any information service, exchange or data source used to calculate the price or level of any share, security, commodity, rate, index or other component included in such Index Component, as determined by the Index Calculation Agent. “ Index Component Price Source ” means, in respect of an Index Component, the level as published by the Related Calculation Agent. The “Related Calculation Agent” is Bloomberg with respect to the BCOM Index and MS & Co. with respect to all other Index Components, or, in each case, any successor thereto. “ Index Component Disrupted Day ” means any day on which there is a Disruption Event with respect to an Index Component. “ Index Component Value ” means, in respect of each Index Component, the closing level obtained from the corresponding Index Component Price Source. Potential Actions If the Index Sponsor determines in its reasonable discretion that an Adjustment Event has or may occur, the Index Sponsor may, acting in good faith and a commercially reasonable manner: • substitute any Index Component, provided that such replacement has substantially similar characteristics to the affected component, having regard to the manner in which the affected component is used in the calculation of the Index (as determined by the Index Sponsor in its sole and absolute discretion) and, if so, will (i) determine the effective date of such substitution and (ii) make such adjustment(s) to the terms of the Index as it deems appropriate to account for the effect on the Index of such substitution; the Index Component Value in respect of any Index Component that is affected by such Adjustment Event in respect of each Index Business Day following the Index Business Day on which such Adjustment Event occurred (the “Relevant Day”) shall be equal to the Index Component Value in respect of such Relevant Day; • make such determinations and/or adjustments to the terms of the Index as it considers appropriate to determine any part of the Index (including, without limitation, the value of any Index Component) or calculate the Index Level in respect of an Index Business Day; • delay calculating and making available the Index Level until the next Index Business Day on which it determines that no Adjustment Event exists; and/or • cancel the Index and permanently cease to calculate the Index Level. Adjustment Procedures If any modification or adjustment is made to the calculation of the Index under the rules, the Index Sponsor will make such modifications or adjustments based on market conditions and other relevant factors, as in the judgment of the Index Sponsor, are necessary to ensure that the Index continues to reflect, as closely as possible, the underlying economic interest it is designed to represent. Wherever practicable, any adjustments to the calculation of the Index, other than a pre - determined rebalancing, will be announced to the relevant interested parties or investors. Such announcement will be made in a timely fashion and, when reasonably possible, prior to the date on which the changes are due to become effective. 19

Errors and Corrections If: • any Index Component Value in respect of any Index Component or other variable, input or other parameter that is used to calculate the Index is subsequently changed or corrected and the change or correction is published by the relevant Index Component Price Source or other data source (as applicable); or • the Index Calculation Agent identifies an error or omission in any of its calculations or determinations with respect to the Index Level in respect of any Index Business Day (including, without limitation, following an incorrect implementation of the methodology set out in this description, an error in data entry, or a manual or system error), then, in each case, the Index Sponsor may correct and restate any published Index level in respect of the relevant Index Business Day. The Index Sponsor will determine whether such error requires a change in the composition or calculation of the Index and, if so, the procedures under “Adjustment Procedures” above will apply. 20

Risk Factors Prior to making an investment decision in respect of any Financial Product, prospective investors should consider carefully all of the information set out in the relevant Index Description. There are risks associated with the Index, including but not limited to the following: • The level of the Index can go down as well as up. There can be no assurance that the Index will achieve positive returns. The Index follows a rules - based investment methodology that measures the performance of a Base Index that consists of a hypothetical portfolio of Index Components. The strategy imposes an overall volatility - targeting feature and a risk - mitigation multiplier - adjustment mechanism upon the resulting portfolio. The performance of the Index will depend on the performance of that Base Index, as adjusted based on the volatility - targeting feature and the risk - mitigation multiplier - adjustment mechanism, minus the fees incurred with respect to the Index and the Index Components, as further described in Annex A. If the Base Index declines in value, the Index value will also decline. Even if the Base Index increases in value, the Index value will nevertheless decline if the increase in the value of the Base Index is not sufficient to overcome the deduction of the fees incurred with respect to the Index and the Index Components. Accordingly, no assurance can be given that the Index will be successful or outperform any alternative strategy that might be employed in respect of the Index Components. • The Index contains embedded costs. The Index incurs the following fees: ( i ) a fee of 0.65% per annum is deducted from the Index level on a daily basis; (ii) an aggregate cost for each Index Component, which reflects the sum of a transaction cost to rebalance the Index Components in the Index and a margin cost to hold the Index Components in the Index; and (iii) additional fees are incurred with respect to the Index Components and their components, as specified under “Index Components” in Annex A. For the period from June 1, 2012 to January 5, 2026 (based solely on hypothetical back - tested data), the Index’s total fees averaged approximately 1.4% per annum. The total fees on a going - forward basis may differ, perhaps materially, from this figure. The fees will reduce the performance of the Index, offsetting any positive performance of the Index or exacerbating any negative performance. • You may not have exposure to one or more of the Index Components during the term of the notes . On any given Index Business Day, the Index may have exposure to only a limited subset of the Index Components (which could be as few as two Index Components) and you may not have exposure to some of the Index Components or asset classes during the term of the notes. As a result, you should not expect the Index to provide balanced exposure to all of the Index Components. Further, as a result of the Index’s volatility - targeting feature and risk - mitigation multiplier - adjustment mechanism, the Index may not be fully invested in the Base Index. This may limit your exposure to the Index Components during the term of the notes. • Asset class maximum weights may prevent Index Components in an asset class from being included in the Base Index at their maximum weights. The asset class maximum weights will in many cases prevent Index Components in an asset class from being included in the Base Index at their maximum weights. This is due to the fact that, in many cases, the Base Index asset class maximum weight is less than the sum of the Index Component maximum weights in that asset class. As a result, the Base Index’s exposure to Index Components may be limited by the inclusion of other Index Components from the same asset class, even if such Index Component would have provided higher estimated expected returns using the Index methodology and would otherwise satisfy the volatility and asset - level (but not asset class - level) maximum weight constraints. 21

• The weight of each Index Component in the Base Index reflects the average of the weights of such Index Component over six look - back periods and over the weight averaging period. To calculate the weight of each Index Component in the Base Index on each Index Business Day (in the following contexts, a rebalancing day), six hypothetical portfolios are generated for each look - back period in the five Index Business Day weight averaging period related to that Index Business Day. Each portfolio is calculated to reflect the highest estimated expected return during each such look - back period, subject to the following constraints for each look - back period: ( i ) expected volatility of the portfolio must be less than or equal to 5%; (ii) minimum aggregated assigned weights for certain asset classes, maximum aggregated assigned weights for each of the asset classes and maximum individual assigned weights for all Index Components; (iii) any Index Component in the Fixed Income asset class will be assigned a weight of 0% in the Index if its carry signal is less than or equal to zero; and (iv) the aggregated weight of all the Index Components must be less than or equal to 100%. The target weight of each Index Component for a given day in the applicable weight averaging period will equal the average of the weights of such Index Component in the six hypothetical portfolios, while the weight of each Index Component for the daily Base Index rebalancing will equal the five - day average of such target weights. As a result, the weight of each Index Component will be different than it would have been had the Index Components been determined based on a single look - back period. • The Index may not successfully capture price momentum. The Index is constructed using what is generally known as a momentum - based investment strategy. Momentum - based investing generally seeks to capitalize on positive trends in the prices of assets. The Index attempts to track the positive price momentum in the Index Components, both through the Base Index rebalancing process and the risk - mitigation multiplier - adjustment mechanism. As such, the composition of the Index is based on the historical performance of the Index Components over both long - term and short - term periods. However, there is no guarantee that trends existing in the preceding periods will continue in the future. A momentum - based strategy is different from a strategy that seeks long - term exposure to a notional portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline. Additionally, even when the values of the Index Components tracked by the Index are trending downwards, the Index will continue to be composed of those Index Components until the next rebalancing. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative index that might be constructed from the Index Components . Furthermore, averaging the Index Component weights across the six look - back periods, and the further averaging of such averaged target weights during the applicable weight - averaging period, may mute the effects of positive price mom e ntum that might otherwise be realized by optimizing over a single time period, and may result in a Base Index that does not reflect price momentum and does not perform as well as an approach without averaging over different time periods. It is unlikely that the averaged target weights using the six look - back periods, or the five - day average of averaged target weights, would optimize estimated expected returns over any single time period, even in the absence of the other constraints described below. Although the methodology seeks to reflect positive price momentum, in part, by selecting the portfolios of Index Components with the highest estimated expected returns for each look - back period, the Index Component minimum and maximum weights, the asset class minimum and maximum weights, the carry signal for each Index Component in the Fixed Income asset class and the 5% volatility target applied to the Base Index, may hinder the ability of the methodology to select the portfolio of Index Components with the highest estimated expected returns over any of the relevant look - back periods. Similarly, the Index may have diminished exposure to Index Components that are experiencing positive price momentum if such price momentum is accompanied by increased volatility that reduces the Index’s exposure to such Index Components. Furthermore, the risk - mitigation multiplier - adjustment mechanism applied to the Volatility Target Index, which generally compares the level of the Volatility Target Index to its level 126 Index Business Days prior to such measurement day, may fail to identify negative price trends that would be evident if a different measurement period were taken into consideration. In addition, there is no guarantee that trends existing in the preceding 126 Index Business Days will continue in the future. 22

• Low volatility in the Index is not synonymous with low risk in an investment linked to the Index . For example, even if the volatili ty of the Index were to be in line with the volatility target, the Index level may decrease over time, which may result in a zero return on the notes. • The Index may not successfully limit volatility. The Index seeks to limit volatility in two stages (through application of the volatility constraint in rebalancing the Base Index and the 5% volatility control applied to the Base Index). In both cases, however, allocations are based on backward - looking historical measures and — in the case of allocations to the Base Index through application of the volatility control mechanism — exponentially weighted moving volatilities that give greater consideration to more recent volatility data. There is no assurance that the future realized volatility of the Base Index or the Index Components will exhibit similar levels of volatility as they have historically , or that recent historical volatility levels represent a better predictor of future volatility than would be the case using a longer historical period. In addition, it is unlikely that the Index will achieve the target volatility in any Index Component for any given period of time. The actual volatility achieved by the Index overall, as well as the volatility achieved for each Index Component, will likely differ – perhaps significantly – from the volatility target. No assurance can be given that the Volatility Target Index will limit volatility to the 5% volatility target level. For example, if a sudden increase in the volatility of the Index Components causes the volatility of the Base Index to sharply exceed 5%, the exponentially weighted moving volatilities (which give varying consideration to volatility measures from earlier periods) may not respond quickly enough to this sudden volatility increase and the volatility - targeting feature may adjust the Index’s exposure to the Base Index only gradually. Under such conditions, actual realized volatility of the Volatility Target Index will likely exceed 5%. • The Index’s exposure to the performance of Index Components may be limited by deleveraging and the weight and volatility constraints. The Index may be subject to notional deleveraging, which may limit the gains of an investment linked to the Index. Deleveraging means that the increase or decrease in the level of an Index is subject to an adjustment decreasing exposure to riskier assets (i.e., for purposes of the Index, notional exposure to the Index Components), potentially reducing increases in the level of the Index if the values of the Index Components increase. On each daily rebalancing day, the Index sets the weights for the Index Components by averaging weights that would have provided the highest estimated expected returns during six look - back periods, subject to specified constraints. These constraints, as well as the use of the five - day weight averaging period, could lower your return versus an investment that is not limited as to the maximum weighting allocated to any one Index Component or asset class, is not subject to the 5% volatility constraint or is not limited by minimum weights on other Index Components or asset classes. In addition, the Index’s exposure to such Index Component may be further reduced by the application of the volatility - targeting feature applied to the Base Index or the risk - mitigation multiplier - adjustment mechanism applied to the Volatility Target Index. The Index’s volatility - targeting feature and risk - mitigation multiplier - adjustment mechanism may result in a significant portion of the Index’s exposure being uninvested. As a result, investors in notes linked to the Index may not benefit fully from increases in the value of the Index Components. The volatility - targeting feature and the risk - mitigation multiplier - adjustment mechanism represent an intended trade - off, in which some potential upside is given up in exchange for attempting to limit downside exposure in volatile markets (in the case of the volatility - targeting feature) or at times of negative price momentum (in the case of the risk - mitigation multiplier - adjustment mechanism). However, because the notes provide for the repayment of principal at maturity (subject to the credit risk of the issuer and the guarantor), the incremental benefit to holders of the notes from these intended safeguards may be limited. In other words, the notes themselves limit exposure to decreases in the level of the Index by providing for a payment at maturity that will be no less than the principal amount of the notes. Due to this feature of the notes, the Index’s volatility - targeting feature and risk - mitigation multiplier - adjustment mechanism, each of which attempts to reduce downside exposure to the Index Components, may not be as beneficial as they otherwise may be and the associated cost impacts, which are reflected in part in the above referenced trade - off, may not prove to be advantageous to you. Investors should be aware that if the values of the Index Components increase or decrease, an investment linked to the Index may not experience the same magnitude of increase or decrease as the Index Components. 23

• The Index’s risk - mitigation multiplier - adjustment mechanism may not work as intended and may limit returns. The Index employs a risk - mitigation multiplier - adjustment feature which aims to provide a notional performance - controlled exposure to the Volatility Target Index and limit the Index’s exposure to negative price momentum in the Volatility Target Index. This is achieved by decreasing the exposure of the Index to the Volatility Target Index (and, in turn, the Index Components) if the Volatility Target Index has exhibited negative price momentum (which is deemed to occur when the Volatility Target Index level falls below its level on the 126th Index Business Day preceding such measurement day). A decrease in the historical performance of the Volatility Target Index may decrease the exposure of the Index to the Volatility Target Index (and, in turn, the Index Components). The future performance of the Volatility Target Index may differ from the historical performance of the Volatility Target Index. In addition, the exposure to the Volatility Target Index (and, in turn, the performance of the Index) may be different than it would have been had the price momentum been calculated in a different manner or by comparing Volatility Target Index levels across different dates. Further, due to the ten measurement day period, the Index may be slow to reduce exposure to the Volatility Target Index (and, in turn, the Index Components) in reaction to a sudden increase in negative price momentum as measured by the Index. Conversely, the Index may be slow to increase exposure to the Volatility Target Index (and, in turn, the Index Components) when the market has recovered from previous drops in historical performance reflected in the Volatility Target Index. Persistent negative price momentum as measured by the risk - mitigation multiplier - adjustment mechanism may cause the Index to have a low allocation to the Index Components for a prolonged period of time. To the extent that the Index’s absolute overall exposure to the Index Components is less than 100%, the Index will have reduced exposure to any positive performance of the Index Components and may underperform as compared to an Index for which the exposure were not reduced by a risk - mitigation multiplier - adjustment mechanism. • Because estimated expected returns and expected volatility are measured on an aggregate basis, the Index could include Index Components with a high expected volatility and could exclude Index Components with a high estimated expected return. Because estimated expected returns and expected volatility are measured on an aggregate basis within each hypothetical portfolio, the Index could include Index Components with a high expected volatility and could exclude Index Components with a high estimated expected return. An Index Component with a relatively high expected volatility may be included in the Index because of its historically low or negative correlation with another Index Component that is also included in the portfolio. If such historical correlations were to cease, which may be more likely to occur during periods of market stress, you may be exposed to high levels of aggregate volatility that were not anticipated by the methodology. In addition, highly correlated Index Components may be excluded from a hypothetical portfolio, in whole or in part, on a rebalancing day, even if, on an independent basis, such Index Components have a relatively high estimated expected return for the look - back periods or relatively low expected volatility for the look - back periods. • The Index is particularly susceptible to “choppy” markets. Past performance is particularly likely to be a poor indicator of future performance in “choppy” markets, which are characterized by short - term volatility and the absence of consistent long - term performance trends. In such markets, strategies that use past performance as an indicator of future performance, such as that followed by the Index, are subject to “whipsaws,” which occur when the market reverses and does the opposite of what is indicated by past performance. The Index may experience significant declines in such markets. • The value of the Index and any instrument linked to the Index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Index Components can vary significantly, and no assurance can be given as to the allocation of any Index Component at any time. • No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Index Components. The Index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions. 24

• Changes in the value of the Index Components may offset each other. Because the Index Components represent a range of asset classes and geographic regions, price movements of Index Components representing different asset classes or geographic regions may not correlate with each other. At a time when the value of an Index Component representing a particular asset class or geographic region increases, the value of other Index Components representing different asset classes or geographic regions may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the value of some of the Index Components may be moderated, or more than offset, by lesser increases or declines in the level of other Index Components. • The Index is subject to risks associated with the use of leverage. At times, the Index will use leverage in an effort to achieve its target volatility. When the Index employs leverage, any declines in the values of the Index Components will be magnified, resulting in accelerated losses. • The Index was established on January 5, 2026 and therefore has very limited actual operating history. The performances of the Index and some of the component data have been retrospectively simulated prior to January 5, 2026. As such, performance for periods prior to the establishment of the Index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. The methodology and the Index used for the calculation and retrospective simulation of the Index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance. • As the Index is new and has very limited actual historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the Index prior to January 5, 2026 is hypothetical and back - tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back - tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular: Morgan Stanley & Co. developed the rules of the Index with the benefit of hindsight — that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back - tested period. The hypothetical back - tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back - tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future. It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear little relation to the historical or hypothetical back - tested levels of the Index. 25

• An investment in the notes involves risks associated with foreign equities and bonds, currency exchange rates, commodities, interest rates and credit. The Index can consist of Index Components representing foreign equities. Therefore, an investment in the notes involves risks associated with the securities markets in those foreign markets, including but not limited to risks of volatility in those markets, governmental intervention in those markets and cross - shareholdings in companies in certain countries. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, because the value of an Index Component representing foreign securities is generally related to the U.S. dollar value of securities underlying the index tracked by such Index Component, an investment in the notes involves currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. In addition, the Index can consist of Index Components representing commodities and thus investors in instruments linked to the Index are exposed to risks associated with commodities. Investments linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the prices of commodities and therefore the value of the Index and the notes, in varying and potentially inconsistent ways. Moreover, the Index can consist of Index Components representing fixed - income securities. The market prices of the bonds held by these Index Components are volatile and significantly influenced by several factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds. In general, the value of bonds is significantly affected by changes in current market interest rates. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. Interest rates are subject to volatility due to a variety of factors, including: • sentiment regarding underlying strength in the U.S. economy and global economies; • expectations regarding the level of price inflation; • sentiment regarding credit quality in the U.S. and global credit markets; • central bank policies regarding interest rates; and • the performance of U.S. and foreign capital markets. In addition, the prices of the bonds held by the relevant Index Components are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by these Index Components may have their credit ratings modified, or their credit spreads may change significantly. These events may affect only a few or many bonds and may have a significant effect on the value of the notes. 26

• Adjustments to the Index could adversely affect the value of the notes. The Index Sponsor may add, delete or substitute the Index Components or make other methodological changes that could change the value of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor may also discontinue or suspend calculation or publication of the Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. • Higher future prices of the futures contracts constituting the relevant Index Components relative to their current prices may lead to a decrease in any payment on notes linked to the Index. Because some of the Index Components are composed of futures contracts, the value of the Index may be negatively affected by the costs associated with rolling forward futures positions. This process of replacing expiring futures contracts with futures expiring at a later date is referred to as rolling. Excluding other considerations, if the markets for the relevant Index Components’ underlying futures contracts are in contango, where the prices of futures contracts in more distant expiry months are higher than the prices of the same futures contracts in the nearer expiry months, the purchase of the later - expiring contract would take place at a price that is higher than the price of the earlier - expiring contract, thereby creating a negative roll yield. The presence of contango in the relevant markets would adversely affect the value of the relevant Index Components and, therefore, the level of the Index. This negative roll yield would be separate from, and in addition to, the fees incurred with respect to the Index and the Index Components. • The Index may not be fully invested in the Base Index. On any given Index Business Day, the Index’s exposure to the Base Index will be less than 100% when so dictated by leverage limits and volatility controls. The Index will target 5% volatility, subject to maximum leverage of 125%. • If the Index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternate payment amount, if any, in lieu of the payment due at maturity in excess of the stated principal amount. If MS & Co., as the Index Sponsor, discontinues publication of the Index and, as the calculation agent, determines in its sole discretion that no successor index is available, no payment in excess of the stated principal amount will be paid on the notes. Instead, on the date of such determination , the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternate payment amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any payment at maturity in excess of the stated principal amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the Index and its components and current and expected interest rates. The alternate payment amount, if any, will be paid at maturity in addition to the stated principal amount of the notes. As a result, investors will have no more exposure to the Index once the calculation agent determines that no successor index is available to replace the discontinued Index, but will not receive the alternate payment amount until the maturity date. 27

28 Important Information and Qualifications The information provided herein has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities or instruments or to participate in any particular trading strategy. No representation is given with respect to accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal positions (long or short) in and effect transactions in securities or trading strategies mentioned or described herein. Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. Any investments discussed in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis, which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication. HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED HEREIN. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM. ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING STRATEGY IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS. © 2026 Morgan Stanley Smith Barney LLC . Member SIPC . CS 8813835